EXHIBIT 99.1

                NETWORK PLUS FILES VOLUNTARY CHAPTER 11 PETITION

     RANDOLPH,  Mass.,  Feb.  5, 2002  (BUSINESS  WIRE) -- Network  Plus  Corp.,
(NPLS), announced today that it, along with its operating subsidiary, has filed a voluntary petition with the U.S. Bankruptcy Court in Delaware for reorganization under Chapter 11 of the U.S. Bankruptcy Code. The Company is in current discussions with its existing secured bank lenders to obtain debtor-in-possession financing to enable the Company to continue to operate while it seeks to conduct an auction to find a buyer for its business. The Company is also seeking from its secured bank lenders the right to use cash collateral. If the Company is unable to timely identify an acceptable Buyer or is unable to work out acceptable arrangements with its secured bank lenders and other creditors, the Company will seek to keep operating for as long as possible while it explores all alternatives.

The Company's secured bank lenders include Fleet National Bank, Goldman Sachs Credit Partners L.P., Netplus Funding, Inc. (an affiliate of DLJ) and IBM Credit Corporation.

Network Plus currently serves in excess of 300,000 local access lines, 300,000 long distance lines and thousands of data lines, and reaches approximately 75,000 customers and has significant penetration of its markets ranging as high as an estimated 7.4%. Robert T. Hale, Jr., President and Chief Executive Officer of Network Plus, said, "This was a very difficult decision. However, at this time, we believe that our actions are in the best interests of our creditors, employees and customers."

ABOUT NETWORK PLUS

Network Plus is a network-based integrated communications provider headquartered in Randolph, Massachusetts. Network Plus offers telecommunications and broadband data services, primarily to small and medium-sized business customers located in major markets in the Northeastern and Southeastern regions of the United States. The Company's bundled product offerings include local and long distance service as well as enhanced, high-speed data and Internet services. For more information on Network Plus Corp., please visit the Company's website at www.networkplus.com.

OF NOTE

This press release includes certain forward-looking statements that involve a number of risks and uncertainties. For this purpose, any statement that is not a statement of historical fact, including without limitation any statement concerning the anticipated impact of the Chapter 11 petition, availability of capital, and any statement using the term "anticipates," "expects," "believes," "intends" or any similar expression, is a forward-looking statement. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are the impact of the Chapter 11 filing on the Company's business, including the potential loss of customers, employees and suppliers, the inability of Network Plus to obtain additional funding in sufficient amounts and on acceptable terms or at all, the inability of Network Plus to use cash collected in its business, the inability of Network Plus to find a buyer for its business, Network Plus' future financial performance and condition and the other factors set forth in its most recent report on Form 10-Q and other reports filed with the Securities and Exchange Commission. Network Plus undertakes no obligation to update the information contained on its website or in this release, to review or confirm analysts' expectations or estimates or to release publicly any revisions to a forward-looking statement to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

CONTACT:      Network Plus Corp.
              Investor Contact: Robert Cobuzzi
              rcobuzzi@nwp.com
              (781) 473-5000